               CHESAPEAKE UTILITIES CORPORATION AND SUBSIDIARIES

                                  EXHIBIT 11

          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                   ITEM                        1995        1994        1993
                   ----                     ----------  ----------  ----------
Shares issued at beginning of year.........  3,668,791   3,605,152   3,522,670
Treasury stock at beginning of year........    (15,609)    (30,084)    (34,892)
Sale of treasury stock.....................     15,609      14,475       4,808
Issuance of common stock for dividend
 reinvestment plan.........................     38,660      30,928      27,942
Issuance of common stock pursuant to USI
 restricted stock award agreement..........     14,138      32,418      54,540
Issuance of common stock for conversion of
 debentures................................                    293
                                            ----------  ----------  ----------
Shares outstanding at end of year..........  3,721,589   3,653,182   3,575,068
                                            ==========  ==========  ==========
Primary earnings per share calculation:
  Weighted average number of shares
   assuming primary dilution...............  3,701,891   3,632,413   3,556,037
                                            ----------  ----------  ----------
  Consolidated net income.................. $7,236,695  $4,459,922  $3,971,671
                                            ----------  ----------  ----------
  Primary earnings per share............... $     1.95  $     1.23  $     1.12
                                            ----------  ----------  ----------
Fully diluted earnings per share
 calculation:
  Weighted average number of shares
   assuming primary dilution...............  3,701,891   3,632,413   3,556,037
  Contingent shares related to assumed
   conversion of convertible debt..........    248,833     255,777     260,258
                                            ----------  ----------  ----------
  Weighted average number of shares
   assuming full dilution..................  3,950,724   3,888,190   3,816,295
                                            ----------  ----------  ----------
Adjusted income
  Net income............................... $7,236,695  $4,459,922  $3,971,671
  Interest on convertible debt.............    349,251     358,998     365,284
  Less: Applicable income taxes............   (136,208)   (140,009)   (142,461)
                                            ----------  ----------  ----------
Adjusted net income........................ $7,449,738  $4,678,911  $4,194,494
                                            ----------  ----------  ----------
Fully diluted earnings per share........... $     1.89  $     1.20* $     1.10*
                                            ==========  ==========  ==========

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NOTES:
* This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

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